EXHIBIT 15.1

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
Audited Consolidated Financial Statements for the years ended December 31, 2011, and 2010

MANAGEMENT’S REPORT
March 20, 2012

Preparation of the consolidated financial statements accompanying this annual report and the presentation of all other information in this report is the responsibility of management.  The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards and reflect management’s best estimates and judgments.  All other financial information in the report is consistent with that contained in the consolidated financial statements.  The Company maintains appropriate systems of internal control, policies and procedures which provide management with reasonable assurance that assets are safeguarded and that financial records are reliable and form a proper basis for preparation of financial statements.

The Board of Directors ensures that management fulfills its responsibilities for financial reporting and internal control through an Audit Committee which is composed of non-executive directors. The Audit Committee reviewed the consolidated financial statements with management and external auditors and recommended their approval by the Board of Directors.  The consolidated financial statements have been audited by Collins Barrow Toronto LLP, Chartered Accountants.  Their report stating the scope of their audit and their opinion on the consolidated financial statements is presented below.

Amit Monga CEO	Tam Nguyen CFO

INDEPENDENT AUDITORS' REPORT

To the Shareholders of Northcore Technologies Inc.

We have audited the accompanying consolidated financial statements of Northcore Technologies Inc., and its subsidiary, which comprise the consolidated statements of financial position as at December 31, 2011 and 2010 and January 1, 2010 and the consolidated statements of operations and comprehensive loss, changes in shareholders’ equity and cash flows for the years ended December 31, 2011 and 2010 and a summary of significant accounting policies and other explanatory information.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting oversight Board. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Northcore Technologies Inc., and its subsidiary, as at December 31, 2011 and 2010 and January 1, 2010, and its financial performance and its cash flows for the years ended December 31, 2011 and 2010 in accordance with International Financial Reporting Standards.

Emphasis of Matter

Without qualifying our opinion, we draw attention to Note 2 in the consolidated financial statements which describes the material uncertainties that may cast significant doubt about Northcore Technologies Inc.'s, and its subsidiary, ability to continue as a going concern.

Licensed Public Accountants
Chartered Accountants
March 20, 2012
Toronto, Ontario

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION As at December 31, 2011, December 31, 2010 and January 1, 2010 (in thousands of Canadian dollars)

	December 31, 2011	December 31, 2010	January 1, 2010
		(Note 20)	(Note 20)
ASSETS
CURRENT
Cash	$1,760	$51	$210
Accounts receivable	187	151	214
Deposits and prepaid expenses	40	36	35
	1,987	238	459
INVESTMENT IN GE ASSET MANAGER, LLC (Note 4)	24	15	31
INVESTMENT IN SOUTHCORE (Note 4)	-	-	544
CAPITAL ASSETS (Note 5)	91	31	47
INTANGIBLE ASSETS (Note 6)	807	-	-
	$2,909	$284	$1,081

LIABILITIES
CURRENT
Accounts payable	$239	$400	$331
Accrued liabilities	173	219	161
Deferred revenue	3	3	3
Notes payable (Note 7)	-	530	156
Current portion of secured subordinated notes (Note 8)	-	501	-
	415	1,653	651
SECURED SUBORDINATED NOTES (Note 8)	-	204	658
	415	1,857	1,309
SHAREHOLDERS’ EQUITY (DEFICIENCY)
Share capital (Note 10)	117,359	110,767	110,240
Contributed surplus	3,586	3,462	3,071
Warrants (Note 11)	836	834	490
Stock options (Note 12)	3,690	1,949	1,435
Conversion feature on secured subordinated notes (Note 8)	-	458	547
Deficit	(122,977)	(119,043)	(116,011)
	2,494	(1,573)	(228)
	$2,909	$284	$1,081

Going concern (Note 2)
Commitments and contingencies (Note 16)
Subsequent event (Note 19)

Amit Monga Director	Christopher Bulger Director

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS For the years ended December 31, 2011 and 2010 (in thousands of Canadian dollars, except per share amounts)

	2011	2010
		(Note 20)

Revenues (Note 13)	$785	$582

Other income:
Income from GE Asset Manager, LLC (Note 4)	69	43
Operating expenses:
General and administrative	1,670	1,440
Customer service and technology	726	734
Sales and marketing	260	188
Stock-based compensation (Note 12 (b))	1,873	517
Depreciation	32	22
Total operating expenses	4,561	2,901
Loss from operations	(3,707)	(2,276)

Finance costs:
Cash interest expense (Note 8)	103	154
Accretion of secured subordinated notes (Note 8)	124	115
Total finance costs	227	269
Other expenses:
Gain on settlement of debt (Note 7 (c))	-	(57)
Provision for impaired investment (Note 4)	-	544
Total other expenses	-	487
LOSS AND COMPREHENSIVE LOSS FOR THE YEAR	$(3,934)	$(3,032)
LOSS PER SHARE, BASIC AND DILUTED	$(0.020)	$(0.019)
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING, BASIC AND DILUTED (000’s)	196,180	162,899

SUPPLEMENTAL DISCLOSURE OF OPERATING EXPENSES – See Note 17 (b)

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY As at December 31, 2011 and 2010 (in thousands of Canadian dollars)
	Share Capital	Contributed Surplus	Warrants	Stock Options	Other Options	Conversion Feature on Secured Notes	Deficit	Total
Opening balance - January 1, 2010 (Note 20)	$110,240	$3,071	$490	$1,435	$-	$547	$(116,011)	$(228)
Changes:
Conversion of notes	117	-	41	-	-	(89)	-	69
Equity private placement	461	-	164	-	-	-	-	625
Equity line of credit	(308)	-	562	-	-	-	-	254
Exercise of warrants	202	-	(32)	-	-	-	-	170
Expiry of warrants	-	391	(391)	-	-	-	-	-
Payment of interest	48	-	-	-	-	-	-	48
Exercise of stock options	7	-	-	(3)	-	-	-	4
Stock-based compensation	-	-	-	517	-	-	-	517
Loss for the period	-	-	-	-	-	-	(3,032)	(3,032)
Closing balance – December 31, 2010 (Note 20)	$110,767	$3,462	$834	$1,949	$-	$458	$(119,043)	$(1,573)

	Share Capital	Contributed Surplus	Warrants	Stock Options	Other Options	Conversion Feature on Secured Notes	Deficit	Total
Opening balance - January 1, 2011	$110,767	$3,462	$834	$1,949	$-	$458	$(119,043)	$(1,573)
Changes:
Conversion of notes	1,081	-	207	-	-	(458)	-	830
Equity private placement	456	-	149	-	108	-	-	713
Acquisition of intellectual properties	630	-	-	-	-	-	-	630
Warrants issued for debt settlement	-	-	200	-	-	-	-	200
Exercise of warrants	3,854	-	(477)	-	-	-	-	3,377
Exercise of compensation options	241	-	47	-	(108)	-	-	180
Expiry of warrants	-	124	(124)	-	-	-	-	-
Payment of interest	1	-	-	-	-	-	-	1
Exercise of stock options	329	-	-	(132)	-	-	-	197
Stock-based compensation	-	-	-	1,873	-	-	-	1,873
Loss for the period	-	-	-	-	-	-	(3,934)	(3,934)
Closing balance – December 31, 2011	$117,359	$3,586	$836	$3,690	$-	$-	$(122,977)	$2,494

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS Years ended December 31, 2011 and 2010 (in thousands of Canadian dollars)

	2011	2010
NET INFLOW (OUTFLOW) OF CASH RELATED TO THE FOLLOWING ACTIVITIES		(Note 20)

OPERATING
Loss for the year	$(3,934)	$(3,032)
Adjustments for:
Income from GE Asset Manager, LLC (Note 4)	(69)	(43)
Stock-based compensation	1,873	517
Depreciation	32	22
Cash interest expense	103	154
Accretion of secured subordinated notes	124	115
Gain on settlement of debt (Note 7 (c))	-	(57)
Provision for impaired investment (Note 4)	-	544
	(1,871)	(1,780)
Changes in non-cash operating working capital (Note 17)	(19)	200
	(1,890)	(1,580)

INVESTING
Cash distribution from investment in GE Asset Manager, LLC (Note 4)	60	60
Purchase of capital assets	(92)	(6)
Acquisition of intangible assets (Note 6)	(177)	-
	(209)	54

FINANCING
Repayment of notes payable (Note 7)	(530)	(465)
Proceeds from issuance of notes payable (Note 7)	-	859
Issuance of equity and compensation units (Note 10)	1,018	1,008
Share issuance costs (Note 10 (d))	(125)	(129)
Warrants exercised (Note 11 (c))	3,377	170
Options exercised (Notes 12 (c))	197	4
Interest paid	(129)	(80)
	3,808	1,367
NET CASH INFLOW (OUTFLOW) DURING THE YEAR	1,709	(159)
CASH, BEGINNING OF YEAR	51	210
CASH, END OF YEAR	$1,760	$51

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES – See Note 17 (a)

See accompanying notes to consolidated financial statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS Years ended December 31, 2011 and 2010 (in Canadian dollars)

1.	DESCRIPTION OF BUSINESS

Northcore Technologies Inc. (“Northcore” or the “Company”) provides enterprise level software products and services that enable its customers to purchase, manage and dispose of capital equipment. Utilizing award-winning, multi-patented technology, as well as powerful, holistic Social Commerce tools, Northcore's solutions support customers throughout the entire asset lifecycle.

Northcore owns 50 percent of GE Asset Manager, LLC (also referred to as “GE Asset Manager”), a joint business venture with GE Capital Corporation, through its business division GE Commercial Finance, Capital Solutions (“GE Commercial Finance”).

Northcore’s shares trade on both the Toronto Stock Exchange (TSX: NTI) and the OTC Bulletin Board (OTCBB: NTLNF).  The principal and registered office of the Company is located at 302 The East Mall, Suite 300, Toronto, Ontario, Canada, M9B 6C7.

2.	GOING CONCERN

While the accompanying consolidated financial statements have been prepared on the basis of accounting principles applicable to a going concern, certain adverse conditions and events cast substantial doubt upon the validity of this assumption.  Financial statements are required to be prepared on a going concern basis unless management either intends to liquidate the Company or cease trading or has no realistic alternative but to do so within the foreseeable future.  The going concern basis of presentation assumes that the Company will continue in operation for the foreseeable future and be able to realize its assets and discharge its liabilities and commitments in the normal course of operations.  The Company has not yet realized profitable operations and has relied on non-operational sources of financing to fund operations.  The Company’s ability to continue as a going concern will be dependent on management’s ability to successfully execute its business plan including a substantial increase in revenue as well as maintaining operating expenses at or near the same level as 2011.  The Company cannot provide assurance that it will be able to execute on its business plan or assure that efforts to raise additional financings will be successful.

These consolidated financial statements do not include adjustments or disclosures that may result from the Company’s inability to continue as a going concern.  If the going concern assumption was not appropriate for these consolidated financial statements, then adjustments would be necessary in the carrying values of assets and liabilities, and the reported losses and the balance sheet classifications used.

The continued existence beyond 2011 is dependent on the Company’s ability to increase revenue from existing products and services, and to expand the scope of its product offering which entails a combination of internally developed software and business ventures with third parties, and to raise additional financing.

3.	SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation
The accompanying consolidated financial statements represent the first annual financial statements of the Company and its subsidiary prepared in accordance with International Financial Reporting Standards (IFRS).  The Company adopted IFRS in accordance with IFRS 1, First-time Adoption of International Reporting Standards.  The first date at which IFRS was applied was January 1, 2010.  In accordance with IFRS, the Company has:
•	Provided comparative financial information;
•	Applied the same accounting policies throughout all periods presented;
•	Retrospectively applied all effective IFRS standards as of December 31, 2011, as required; and
•	Applied certain mandatory exceptions and optional exemptions as applicable for first time IFRS adopters.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS Years ended December 31, 2011 and 2010 (in Canadian dollars)

These consolidated financial statements have been prepared on a historical cost basis other than certain financial assets measured at fair value.  These statements were authorized for issuance by the Board of Directors of the Company on March 20, 2012.

The Company’s consolidated financial statements were previously prepared in accordance with Canadian generally accepted accounting principles (“previous GAAP”).  The adoption of IFRS has not had a material impact on the Company’s operations, strategic decisions, cash flow and capital expenditures.

A summary of the significant changes to Northcore's accounting policies is disclosed in Note 20 along with reconciliations presenting the impact of the transition to IFRS for the Consolidated Statements of Financial Position as at January 1, 2010 and December 31, 2010, the Consolidated Statements of Operations and Comprehensive Loss and the Consolidated Statements of Cash Flows for the twelve months ended December 31, 2010.

Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, ADB USA Inc.  Investments in associates and interests in joint ventures are accounted for using the equity method.  Intercompany balances and transactions are eliminated on consolidation.

Foreign Currencies
The Consolidated financial statements are presented in Canadian dollars, which is the Company’s functional and presentation currency.  The functional currency of the Company’s foreign subsidiary is the Canadian dollar.  The Company translates monetary assets and liabilities at the exchange rates in effect on the balance sheet date.  Non-monetary assets are translated at historic exchange rates.  Revenue and expense amounts are translated using the average monthly exchange rates except depreciation of capital assets, which is translated at historic exchange rates.  Gains and losses from foreign exchange translations are included in the statement of operations.

Assets and liabilities of entities with functional currencies other than Canadian dollars are translated at the period end rates of exchange, and the results of their operations are translated at average rates of exchange for the period.  The resulting translation adjustments are included in accumulated other comprehensive income in shareholders’ equity.

Investments
On May 12, 2011, the IASB issued the new standard, IFRS 11, Joint Arrangements.  The effective date for this standard is January 1, 2013, with early adoption permitted.  This standard requires investments in joint ventures to be accounted using the equity method in accordance with IAS 28, Investments in Associates.

Prior to January 1, 2010, the consolidated financial statements of the Company reflected the Company’s pro rata share of the joint venture’s assets, liabilities, and results of operations in accordance with the proportionate consolidation method of accounting.  On January 1, 2010, the Company early adopted IFRS 11, Joint Arrangements and IFRS 12, Disclosure of Interests in Other Entities, and accounted for the investment using the equity method of accounting in accordance with IAS 28 (as amended), Investments in Associates.  As a result of the early adoption, assets, liabilities, income and expense accounts have been restated to reflect the investment using the equity method of accounting since its inception (See Note 20).  Additionally, as required under IFRS 11, the Company was required to early adopt IFRS 10 and IFRS 12, IAS 27 (as amended) and IAS 28 (as amended).

Equity method investees are entities over which the Company has significant influence, but not control.  Generally, the Company has a shareholding of between 20 percent and 50 percent of the voting rights in its equity method investees.  Investments in equity method investees are accounted for using the equity method as follows:
•	Investments are initially recognized at cost;
•	The Company’s share of post-acquisition profits or losses is recognized in the income statement and is adjusted against the carrying amount of the investments;
•
When the Company’s share of losses equals or exceeds its interest in the investee, the Company does not recognize further losses, unless it has incurred obligations or made payments on behalf of the investee; and

•	Gains and losses on transactions between the Company and its equity method investees are eliminated to the extent of the Company’s interest in these entities.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS Years ended December 31, 2011 and 2010 (in Canadian dollars)

Capital Assets and Depreciation
Capital assets are recorded at cost less accumulated depreciation.  Depreciation is calculated on a straight-line basis in amounts sufficient to amortize the cost of capital assets over their estimated useful lives as follows:

Computer hardware                                           3 years
Computer software                                            1 year or life of the license
Furniture and fixtures                                        5 years
Leasehold improvements                                  Shorter of useful life or life of the lease

Intangible Assets
Upon acquisition, identifiable intangible assets are recorded at fair value and are carried at cost less accumulated amortization.  Identifiable intangible assets with finite lives are amortized on a straight-line basis over their estimated useful lives as follows:

Intellectual Properties                                                10 years

Residual values and useful lives are reviewed at the end of each reporting period and adjusted if appropriate.

Research and Product Development Costs
The Company incurs costs associated with the design and development of new products.  Expenditures during the research phase are expensed as incurred.  Expenditures during the development phase are capitalized if the Company can demonstrate each of the following criteria are met: i) the technical feasibility of completing the intangible asset so that it will be available for use or sale, ii) its intention to complete the intangible asset and use or sell it, iii) its ability to use or sell the intangible asset, iv) how the intangible asset will generate probable future economic benefits, v) the availability of adequate technical, financial and other resources to complete the development and to use or sell the intangible asset, and vi) its ability to measure reliably the expenditure attributable to the intangible asset during its development; otherwise they are expensed as incurred.  To date, no product development costs have been capitalized.

The costs of software internally developed for client applications through e-commerce enabling agreements and software licensing are expensed as incurred.  The costs associated with maintaining computer software programs are also recognized as an expense as incurred.

Impairment
Impairments are recorded when the recoverable amount of assets are less than their carrying amounts.  The recoverable amount is the higher of an asset’s fair value less cost to sell or its value in use.  Impairment losses, other than those relating to goodwill, are evaluated for potential reversals when events or changes in circumstances warrant such consideration.

The carrying values of capital and intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable.

The carrying values of non-financial assets with finite lives, such as computer hardware and software, are assessed for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable.  In addition, long-lived assets that are not amortized, such as equity investments, are subject to an annual impairment assessment.  For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS Years ended December 31, 2011 and 2010 (in Canadian dollars)

Stock-Based Compensation
The Company has a stock option plan for directors, officers and employees.  Each tranche in an award is considered a separate award with its own vesting period and grant date fair value.  The estimated fair value of each tranche is measured at the date of the grant using the Cox-Rubinstein binomial valuation model.  Compensation expense is recognized over the tranche’s vesting period, based on the number of awards expected to vest, with the offset credited to stock options.  Performance based options are expensed upon achievement of specific criteria.  The number of awards expected to vest is reviewed quarterly, with any impact being recognized immediately.  When options are exercised, the amount received is credited to share capital and the fair value attributed to these options is transferred from stock options to share capital.

For equity-settled share-based payment transactions, the Company measures the goods and services received, and the corresponding increase in equity, directly, at the fair value of the goods or services received, unless that fair value cannot be estimated reliably, in which cases, the Company measures their value, and the corresponding increase in equity, indirectly, by reference to the fair value of the equity instrument granted.

Financial Instruments with Separate Components
The secured subordinated notes are segregated into their debt and equity components at the date of issue.  The fair value of the debt component was calculated using market rates at the time the financial instrument was issued.  The remaining component, representing the value ascribed to the convertible feature, has been included in equity.  The difference between the face value and the ascribed value of the debt, is accreted to the original face value of the secured subordinated notes over the respective terms of the notes and charged to the consolidated statements of comprehensive income and loss as interest expense based on the effective interest method.

Financial Instruments
Financial instruments are classified into one of these five categories: financial assets or liabilities at fair value through profit or loss (FVTPL); held-to-maturity; loans and receivables; available-for-sale financial assets; or financial liabilities measured at amortized cost.  All financial instruments, including derivatives, are measured in the balance sheet at fair value except for loans and receivables, held-to-maturity investments and other financial liabilities, which are measured at amortized cost using the effective interest rate method.  Subsequent measurement and changes in fair value will depend on their initial classification, as follows: financial assets or liabilities at FVTPL are measured at fair value and changes in fair value are recognized in net income; available-for-sale financial instruments are measured at fair value with changes in fair value recorded in other comprehensive income until the investment is de-recognized or impaired at which time the amounts would be recorded in net income.

Transaction costs associated with FVTPL financial assets are expensed as incurred, while transaction costs associated with all other financial assets are included in the initial carrying amount of the asset.

All financial liabilities are recognized initially at fair value plus, in the case of loans and borrowings, directly attributable transaction costs.  Financial liabilities are classified as other financial liabilities, and are subsequently measured at amortized cost using the effective interest rate method.

The Company designated its accounts receivable as loans and receivables, which are measured at amortized cost.  Accounts payable, accrued liabilities, notes payable and secured subordinated notes are classified as financial liabilities measured at amortized cost.  Cash is designed as FVTPL.  The Company had neither available-for-sale, nor held-to-maturity instruments during the years ended December 31, 2011 and 2010.

The Company had no “other comprehensive income or loss” transactions during the years ended December 31, 2011 and 2010 and no opening or closing balances for accumulated other comprehensive income or loss.

Revenue Recognition
The Company’s revenues are derived from services (application development activities, software implementation and license fees, training and consulting, product maintenance and customer support) and application hosting fees.  Fees for services are billed separately from licenses of the Company’s products.

Revenue from the rendering of services is recognized when the following criteria are met:

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS Years ended December 31, 2011 and 2010 (in Canadian dollars)

•	The amount of revenue can be measured reliably;
•	The stage of completion can be measured reliably;
•	The receipt of economic benefits is probable; and
•	The costs incurred or to be incurred can be measured reliably.

Revenue from the sale of goods is recognized when the following criteria are met:
•	The amount of revenue can be measured reliably;
•	The risks and rewards of ownership have been transferred to the buyer;
•	The receipt of economic benefits is probable; and
•	The costs incurred or to be incurred can be measured reliably.

In addition to the above general principles, the Company applies the following specific revenue recognition policies:
•Application Development Fees
Typically, development of applications for the Company’s customers are provided based on a predetermined fixed hourly rate basis.  Revenue is recognized as time is incurred throughout the development process.

•Implementation, Training and Consulting Service Fees
The Company receives revenue from implementation of its product offerings, consulting services and training services.  Customers are charged a fee based on time and expenses.  Revenue from implementation, consulting service and training fees is recognized as the services are performed or deferred until contractually defined milestones are achieved or until customer acceptance has occurred, as the case may be, for such contracts.

•Product Maintenance and Customer Support Fees
The Company receives revenue from maintaining its products and the provision of on-going support services to customers.  The maintenance and support fees are typically equal to a specified percentage of the customers’ license fee.  If associated with the fixed fee license model, the maintenance revenues received are recorded as deferred revenue and recognized on a straight-line basis over the contract period.

Services revenue from maintenance and support is recognized when the services are performed.  Maintenance and support revenues paid in advance are non-refundable and are recognized on a straight-line basis over the term of the agreement, which typically is 12 months.

•Hosting Fees
The Company earns revenue from the hosting of customer websites and applications.  Under existing hosting contracts, the Company charges customers a recurring periodic flat fee.  The fees are recognized as the hosting services are provided.

•Multiple Deliverable Revenue Arrangements
The Company also enters into transactions that represent multiple elements arrangements, which may include one or more of the following: software, application development, maintenance, hosting, and/or other professional service offerings.  These multiple element arrangements are assessed to determine whether they can be sold separately in order to determine if they can be treated as more than one unit of accounting or element for the purpose of revenue recognition.  The Company allocates the arrangement fee, in a multiple element transaction, to the separate elements based on their relative selling prices, as indicated by vendor-specific objective evidence or third-party evidence of selling price, and if both are not available, estimated selling prices are used.  The allocated portion of the arrangement which is undelivered is then deferred.

Loss Per Share
For all years presented, all stock options, convertible debentures and warrants are anti-dilutive, therefore diluted loss per share is equal to basic loss per share.  The basic loss per share calculation is based on the weighted average number of shares outstanding during the year.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS Years ended December 31, 2011 and 2010 (in Canadian dollars)

Income Taxes
The Company accounts for income taxes in accordance with the asset and liability method.  The determination of deferred tax assets and liabilities is based on differences between the financial statement and income tax bases of assets and liabilities, using substantively enacted tax rates in effect for the year in which the differences are expected to reverse.  Deferred tax assets are recorded to recognize tax benefits only to the extent that, based on available evidence, it is probable that they will be realized.

Use of Significant Accounting Estimates
The preparation of consolidated financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting years.  These estimates are based on management’s best knowledge of current events and actions that the Company may undertake in the future.  These estimates have been applied in a manner consistent with that in the prior periods and there are no known trends, commitments, events or uncertainties that we believe will materially affect the assumptions utilized in these consolidated financial statements.  Significant estimates made by the Company include the determination of the recoverable amount of intangible assets, the useful lives of property and equipment and other assets for depreciation purposes, amounts recorded as accrued liabilities, valuation of stock-based payments, the fair value assigned to the debt and equity components of the secured subordinated notes and the expected requirements for non-operational funding.  Actual results could differ from these estimates.

The Company determines the fair value stock-base compensation using the Cox-Rubinstein binomial valuation model, which requires management to make assumptions regarding the volatility rate, risk free interest rate, average share price, expect term and dividend yield.

RECENT ACCOUNTING PRONOUNCEMENTS

The following accounting standards, amendments and interpretations have been issued but are not yet effective for the Company. Management is currently assessing the impact of the new standards on the Company’s accounting policies and financial statement presentation.

•
IFRS 9, Financial Instruments was issued by the IASB in October 2010 and will replace IAS 39, Financial Instruments: Recognition and Measurement.  IFRS 9 uses a single approach to determine whether a financial asset is measured at amortized cost or fair value, replacing the multiple rules in IAS 39.  The approach in IFRS 9 is based on how an entity manages its financial instruments in the context of its business model and the contractual cash flow characteristics of the financial assets. Most of the requirements in IAS 39 for classification and measurement of financial liabilities were carried forward unchanged to IFRS 9.  The new standard also requires a single impairment method to be used, replacing the multiple impairment methods in IAS 39.  IFRS 9 is effective for annual periods beginning on or after January 1, 2013.  The IASB has proposed to move the effective date of IFRS 9 to January 1, 2015.

•
IFRS 13, Fair Value Measurement was issued by the IASB in May 2011.  IFRS 13 establishes new guidance on fair value measurement and disclosure requirements for IFRSs and U.S. generally accepted accounting principles (GAAP).  The guidance, set out in IFRS 13 and an update to Topic 820 in the FASB’s Accounting Standards Codification (formerly referred to as SFAS 157), completes a major project of the boards’ joint work to improve IFRSs and US GAAP and to bring about their convergence.  The standard is effective for annual periods beginning on or after January 1, 2013. Earlier application is permitted.

•
IAS 1, Presentation of Financial Statements was amended by the IASB in June 2011 in order to align the presentation of items in other comprehensive income with US GAAP standards. Items in other comprehensive income will be required to be presented in two categories: items that will be reclassified into profit or loss and those that will not be reclassified.  The flexibility to present a statement of comprehensive income as one statement or two separate statements of profit and loss and other comprehensive income remains unchanged. The amendments to IAS 1 are effective for annual periods beginning on or after July 1, 2012.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS Years ended December 31, 2011 and 2010 (in Canadian dollars)

4.	INVESTMENTS

GE Asset Manager, LLC
On September 23, 2003 the Company established a joint venture with GE Commercial Finance, with each entity holding a 50 percent interest in the joint venture.  The joint venture was formed as a Delaware Limited Liability Company and operates under the name of GE Asset Manager, LLC (“GEAM”).  The principal office of GEAM is located at 44 Old Ridgebury Road, Danbury, Connecticut.  The joint business venture develops and markets asset management technology to customers in a broad range of industries.

During the year ended December 31, 2011, the Company’s share of income from GEAM and cash distributions were $69,000 (2010 - $43,000) and $60,000 (2010 - $60,000), respectively.

The following is a summary of the statement of financial position as at December 31, 2011, December 31, 2010 and January 31, 2010, and the statement of operations and cash flows of GEAM, LLC for the years ended December 31, 2011 and 2010.

GE ASSET MANAGER, LLC	December 31, 2011	December 31, 2010	January 1, 2010
	(in thousands)
Statement of Financial Position
Assets Cash	$ 91	$ 80	$ 30
Accounts receivable	13	14	30
Total assets	$ 104	$ 94	60
Liabilities and Equity
Accounts payable	-	9	-
Deferred revenue	55	56	-
Equity	49	29	60
Total liabilities and equity	$ 104	$ 94	$ 60
Statement of Operations
Operating revenue	$ 147	$ 104
Operating expenses	(9)	(18)
Net income	$ 138	$ 86
Statement of Cash Flows
Operating activities	$ 11	$ 50
Investing activities	-	-
Financing activities	-	-
Net cash inflow	$ 11	$ 50

Southcore Technologies Limited (“Southcore”)
During the year ended December 31, 2009, the Company entered into a strategic partnership with Pan Pacific Ltd. through the shared ownership of Southcore.  Northcore issued 7,500,000 common shares from treasury to Pan Pacific in exchange for a 40 percent interest in Southcore.  The shares were to be delivered in two tranches of 3,750,000 shares each.  The first tranche was delivered on the closing date of the transaction on June 24, 2009.  The second tranche was to be delivered upon the achievement of certain performance criteria.

The investment was recorded using the equity method of accounting.  The fair value of the first tranche in the amount of $544,000 was calculated as 3,750,000 shares multiplied by the closing trading price of the Company’s common shares on the Toronto Stock Exchange (“TSX”) immediately preceding the closing date.  The contingent 3,750,000 shares were to be issued to Pan Pacific and recorded as an addition to the investment upon the satisfaction of performance criteria as specified in the agreement.  There were no significant operations in Southcore or gain or loss from equity investment recorded during the period from inception to December 31, 2010.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS Years ended December 31, 2011 and 2010 (in Canadian dollars)

During the year ended December 31, 2010, the Company wrote off the investment in Southcore as the Company determined that there was an other than temporary decline in the value of the investment.  The contingent shares were cancelled and the investment in Southcore was wound-up during the year ended December 31, 2010.

5.	CAPITAL ASSETS

The following summarizes the change in carrying values of capital assets:

	Computer Hardware	Computer Software	Furniture and Fixtures	Leasehold Improvements	Total
(in thousands)
Cost:
January 1, 2010	$ 133	$ 15	$ -	$ 27	$ 175
Additions	6	-	-	-	6
December 31, 2010	$ 139	$ 15	$ -	$ 27	$ 181
Additions	38	-	11	43	92
December 31, 2011	$ 177	$ 15	$ 11	$ 70	$ 273
Accumulated depreciation:
January 1, 2010	$ 100	$ 1	$ -	$ 27	$ 128
Depreciation for the year	14	8	-	-	22
December 31, 2010	$ 114	$ 9	$ -	$ 27	$ 150
Amortization for the year	20	6	1	5	32
December 31, 2011	$ 134	$ 15	$ 1	$ 32	$ 182
Carrying amount:
January 1, 2010	$ 33	$ 14	$ -	$ -	$ 47
December 31, 2010	$ 25	$ 6	$ -	$ -	$ 31
December 31, 2011	$ 43	$ -	$ 10	$ 38	$ 91

6.	INTANGIBLE ASSETS

On December 28, 2011, the Company acquired all the Intellectual Property of Discount This Holdings Limited (“Discount This”), commonly known as the “Discount This Group Purchase Platform”.  In consideration of this asset acquisition, the purchase price of approximately $630,000 was satisfied by the issuance of 4,500,000 common shares of Northcore at $0.14 per share.  In addition, direct acquisition costs in the amount of $177,000, comprised of consulting, legal and filing fees, were capitalized upon this close of the transaction.

Management has determined the useful life of the Discount This Group Purchase Platform to be 10 years.  No amortization has been taken as at December 31, 2011, as the platform is still in the development phase and not ready for its intended use.  The Company intends to allocate additional resources to enhance and add additional functionality to the platform prior to licensing it to third parties.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS Years ended December 31, 2011 and 2010 (in Canadian dollars)

In addition, if the Intellectual Property is sold or licensed to a third party within the two year period following the Closing Date, Discount This will be entitled to an additional cash payment of 10 percent of the associated proceeds.

7.	NOTES PAYABLE

a)
The Series H notes payable matured on December 31, 2009 and were secured as per the Series H security terms; however, the final installment had not been remitted and the Company was in negotiation with the debt holders over the timing of the final settlement amount of $30,000.

During the year ended December 31, 2010, the Company paid $3,000 and accrued additional interest in the amount of $3,000.  The balance outstanding as at December 31, 2010 was $30,000.

During the year ended December 31, 2011, the Company paid this balance in full.

b)
On October 28, 2010, the Company received an operating loan from a private institution in the amount of $500,000.  The loan bore interest at 18.75 percent, matured in six months from the closing date and was secured by a general security agreement and common shares pledged by certain shareholders of the Company.  The balance outstanding as at December 31, 2010 was $500,000.

During the year ended December 31, 2011, the Company paid this balance in full.

During the year ended December 31, 2010, the Company received operating loans from private investors in the amount of $359,000.  The loans were unsecured, bore interest at 12 percent and were due on demand.  The Company repaid the loans in full totaling $376,000, which included accrued interest in the amount of $17,000.

c)
The Series G notes payable matured on December 31, 2009 and were secured as per the Series G security terms; however, the final installment had not been remitted and the Company was in negotiation with the debt holders over the timing of the final settlement amount of $126,000.

During the year ended December 31, 2010, the Company reached a settlement agreement with the Series G debt holders by paying $86,000 in full settlement of the outstanding balance of $143,000, which included accrued interest of $17,000 recorded in 2010.  As a result of this transaction, the Company recorded a gain on debt settlement of notes payable of $57,000.

8.	SECURED SUBORDINATED NOTES

a)	The following summarizes the face and carrying values of the secured subordinated notes.

Secured Subordinated Notes	December 31, 2011		December 31, 2010		January 1, 2010
	Face Value	Carrying Value	Face Value	Carrying Value	Face Value	Carrying Value
(in thousands)
Series N (Note 8 (b))	$ -	$ -	$ 600	$ 501	$ 600	$ 423
Series L (Note 8 (c))	-	-	360	204	525	235
Closing balance	$ -	$ -	$ 960	$ 705	$ 1,105	$ 658
Current portion of notes	$ -	$ -	$ 600	$ 501	$ -	$ -
Long-term portion of notes	$ -	$ -	$ 360	$ 204	$ 1,105	$ 658

b)
During the year ended December 31, 2008, the Company issued Series N secured subordinated notes with a face value of $600,000.  The Series N notes matured on December 12, 2011, had an annual interest rate

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS Years ended December 31, 2011 and 2010 (in Canadian dollars)

of 10 percent and were convertible into equity units at a price of $0.10 per unit.  Interest was payable in cash upon the earlier of each quarter end, conversion, or maturity of the notes.   Each equity unit consisted of one common share and one share-purchase warrant with an exercise price of $0.15 per warrant.  The warrants expired on December 12, 2011.  Dundee Securities Corporation received a brokerage commission of four percent on a portion of the private placement.  The afore-mentioned conversion provisions were subject to a four month and one day hold period.  The Series N notes were secured by a general security agreement on the assets of the Company, subordinated to the security claims provided to the holders of previously issued notes.

As required by IFRS, the Company separated the liability and equity components of the Series N secured subordinated notes.  The Company determined the fair value of the liability component of the Series N notes by calculating the present value of the associated cash flows, using a discount rate that reflects the Company’s underlying rate of borrowing, and has been classified as long-term debt.  The remaining component, representing the value ascribed to the conversion feature, has been included in equity.  The Company determined the fair value of the share and warrant conversion feature at the issue date of the Series N notes using the Cox-Rubinstein binomial valuation model.  Financing costs in the amount of $8,000 were allocated to the liability and equity components in proportion to the allocation of proceeds.  The resulting fair values of the liability component of the notes and the conversion features of the units, comprised of shares and attached warrants, was $360,000, $133,000 and $107,000, respectively.  The liability component will be accreted to $600,000 over the term of the Series N notes through the recording of a non-cash interest expense until such date at which the underlying notes are converted into common shares.

During the year ended December 31, 2011, $600,000 (face value) of the Series N notes (book value of $592,000) were converted into 6,000,000 equity units represented by 6,000,000 common shares valued at $131,000 and 6,000,000 warrants valued at $106,000.

c)
During the year ended December 31, 2008, the Company issued Series L secured subordinated notes with a face value of $525,000.  The Series L notes mature on March 31, 2013, have an annual interest rate of 10 percent and are convertible into equity units at a price of $0.10 per unit.  Interest for the first two years is payable in shares upon the earlier of conversion or each anniversary date of the closing date.  Interest payable for the remaining term of the notes is payable in cash upon the earlier of conversion, each anniversary date of the closing date, or maturity.   Each equity unit consisted of one common share and one share-purchase warrant with an exercise price of $0.15 per warrant.  The warrants expire on the earlier of (i) March 31, 2013 and (ii) the date which is sixty days following the issuance of a notice by the Company to holders confirming that the closing price of the Company’s common shares, on the TSX was greater than or equal to $0.36 for any 10 consecutive trading days.  Dundee Securities Corporation received a brokerage commission of four percent on a portion of the private placement.  The afore-mentioned conversion provisions are subject to a four month and one day holding period.  The Series L notes are secured by a general security agreement on the assets of the Company, subordinated to the security claims provided to the holders of previously issued notes.

As required by IFRS, the Company separated the liability and equity components of the Series L secured subordinated notes.  The Company determined the fair value of the liability component of the Series L notes by calculating the present value of the associated cash flows, using a discount rate that reflects the Company’s underlying rate of borrowing, and has been classified as long-term debt.  The remaining component, representing the value ascribed to the conversion feature, has been included in equity.  The Company determined the fair value of the share and warrant conversion feature at the issue date of the Series L notes using the Cox-Rubinstein binomial valuation model.  Financing costs in the amount of $21,000 were allocated to the liability and equity components in proportion to the allocation of proceeds.  The resulting fair values of the liability component of the notes and the conversion features of the units, comprised of shares and attached warrants, was $190,000, $182,000 and $153,000, respectively.  The liability component will be accreted to $525,000 over the term of the Series N notes through the recording of a non-cash interest expense until such date at which the underlying notes are converted into common shares.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS Years ended December 31, 2011 and 2010 (in Canadian dollars)

During the year ended December 31, 2009, $20,000 (face value) of the Series L notes (book value of $6,000) were converted into 200,000 equity units represented by 200,000 common shares valued at $8,000 and 200,000 warrants valued at $7,000.

During the year ended December 31, 2010, $145,000 (face value) of the Series L notes (book value of $68,000) were converted into 1,450,000 equity units represented by 1,450,000 common shares valued at $48,000 and 1,450,000 warrants valued at $41,000.

During the year ended December 31, 2011, $360,000 (face value) of the Series L notes (book value of $237,000) were converted into 3,600,000 equity units represented by 3,600,000 common shares valued at $120,000 and 3,600,000 warrants valued at $101,000.

d)	During the year ended December 31, 2011, the Company recorded cash interest expense aggregating $103,000 (2010 - $154,000) and interest accretion of $124,000 (2010 - $115,000).

e)	As at December 31, 2011, accrued liabilities include $nil (2010 - $62,000) of unpaid interest payable relating to the secured subordinated notes.

f)	The following summarizes the change in the face and carrying values of the liability and equity components of the secured subordinated notes.

Secured Subordinated Notes (liability component)	2011	2010

	Face Value	Carrying Value	Face Value	Carrying Value
	(in thousands)
Opening balance	$960	$705	$1,105	$658
Accreted (non-cash) interest	-	124	-	115
Conversion of notes:
Series N (Note 8 (b))	(600)	(592)	-	-
Series L (Note 8 (c))	(360)	(237)	(145)	(68)
Closing balance	$-	$-	$960	$705

Conversion Features on Secured Subordinated Notes Including Conversion of Attached Warrants	2011	2010

Common Shares Issuable	Carrying Value	Common Shares Issuable	Carrying Value
(in thousands of shares and dollars)

Opening balance	19,200	$458	22,100	$547
Conversion of notes:
Series N (Note 8 (b))	(12,000)	(237)	-	-
Series L (Note 8 (c))	(7,200)	(221)	(2,900)	(89)
Closing balance	-	$-	19,200	$458

9.	INCOME TAXES

The Company accounts for income taxes under the asset and liability method.  Under the asset and liability method, a deferred tax asset is recorded based upon tax losses carried forward and differences in tax and accounting values in the Company’s assets and liabilities.  The tax asset is reduced to the extent that it is

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS Years ended December 31, 2011 and 2010 (in Canadian dollars)

probable that the asset would not be realized.  At December 31, 2011 and 2010, the Company recognized none of the temporary differences noted below.

	2011	2010
	(in thousands)
DEFERRED TAX ASSET
Tax losses carried forward	$6,916	$6,454
Difference in tax and accounting valuations
for capital assets and investments	76	124
	6,992	6,578
Temporary differences not recognized	(6,992)	(6,578)
Deferred tax asset	$-	$-

The provision for income taxes differs from the amount computed by applying the combined Canadian Federal and Provincial statutory income tax rate of 28 percent (2010 – 31 percent) to the loss from continuing operations before income taxes.  The sources and tax effects of the differences are indicated below.

	2011	2010
	(in thousands)
PROVISION FOR INCOME TAXES
Income taxes at statutory rate	$(1,112)	$(940)
Change in enacted rates	63	123
Non-deductible interest on subordinated notes	35	36
Stock-based compensation not deductible for tax	529	160
Write-down of investment	-	169
Expiry of tax loss carry-forwards	-	1,297
Loss carry-forwards not recognized	414	(823)
Other	71	(22)
Provision for income taxes	$-	$-

Tax loss carry-forwards at December 31, 2011 expire as follows:

Year	Amount
(in thousands)
2014	$ 3,047
2015	3,351
2026	2,588
2027	2,050
2028	1,969
2029	1,700
2030	1,741
2031	1,892
Tax loss carry-forwards that do not expire	9,294
$ 27,632

The Company has net operating loss carry-forwards of $18,338,000 that expire in years 2014 through 2031, and indefinite loss carry-forwards of $9,294,000.  The indefinite loss carry-forwards are comprised of net capital losses from continuing Canadian operations of $4,186,000 and from discontinued operations of $5,108,000, which are available to reduce future year’s capital gains.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS Years ended December 31, 2011 and 2010 (in Canadian dollars)

10.      SHARE CAPITAL

a)	Authorized
Unlimited number of common shares
Unlimited number of preference shares – issuable in series

b)         Outstanding Common Shares

	2011		2010
	Number	Amount	Number	Amount
	(in thousands of shares and dollars)
Opening balance	172,170	$ 110,767	159,353	$ 110,240
Shares issued pursuant to:
Conversion of subordinated notes (Note 8 (b) and (c))	9,600	1,081	1,450	117
Payment of interest (Note 10 (c))	6	1	232	48
Equity private placements (Note 10 (d))	10,478	456	10,007	153
Exercise of compensation options (Note 10 (d))	2,250	241	-	-
Warrants exercised (Note 11 (c))	26,260	3,854	1,083	202
Stock options exercised (Note 12 (c))	1,334	329	45	7
Acquisition of intellectual properties (Note 6)	4,500	630	-	-
Closing balance	226,598	$ 117,359	172,170	$ 110,767

c)	Payment of Interest
During the year ended December 31, 2011, accrued interest in the amount of $1,000 relating to Series L notes was settled through the issuance of 6,000 common shares based on an average fair value of $0.18 per share.

During the year ended December 31, 2010, accrued interest in the amount of $48,000 relating to Series L notes was settled through the issuance of 232,000 common shares based on an average fair value of $0.21 per share.

d)	Equity Private Placements
On February 14, 2011, the Company completed a transaction resulting in the issuance of 10,478,000 equity units, priced at $0.08 per unit, for gross proceeds of $838,000 and net proceeds of $713,000 after deducting financing costs of $125,000.  Each equity unit consisted of one common share and one warrant.  Each warrant may be converted into a common share at an exercise price of $0.12, at any time prior to February 14, 2013.

The Company determined the fair value of the common shares and warrants at the issue date using the Cox-Rubenstein binomial valuation model.  The resultant pro rata fair values of the 10,478,000 common shares and 10,478,000 warrants, was $607,000 and $231,000, respectively.

In addition to the above financing costs, the Company issued 2,250,000 compensation options to the financing agent, Saratoga Finance Inc.  The options entitled the holder to purchase up to 2,250,000 equity units at a purchase price of $0.08 per unit, at any time prior to February 14, 2013.  Each equity unit consisted of one common share and one warrant.  Each warrant may be converted into a common share at an exercise price of $0.12, at any time prior to February 14, 2013.  Using the Cox-Rubenstein binomial valuation model, the Company has determined the fair value of these equity unit options to be $108,000 and included this amount in Other Options.  The Other Options were all exercised during the year ended December 31, 2011.

Total financing costs of $233,000 was recorded as a reduction to Share Capital and Warrants within Shareholders` Equity, in the amount of $151,000 and $82,000, respectively.

During the quarter ended September 30, 2011, proceeds of $180,000 were realized through the exercise of 2,250,000 compensation options.  As a result, the Company issued 2,250,000 common shares valued at $61,000 and 2,250,000 warrants valued at $47,000.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS Years ended December 31, 2011 and 2010 (in Canadian dollars)

On December 22, 2010, the Company completed a transaction resulting in the issuance of 7,816,000 equity units, priced at $0.08 per unit, for net proceeds of $625,000.  Each unit consisted of one common share and one share-purchase warrant.  Each warrant may be converted into a common share at the exercise price of $0.12 at any time prior to December 22, 2012.

The Company determined the fair value of the common shares and warrants at the issue date using the Cox-Rubinstein binomial valuation model.  The resulting pro rata fair values of the 7,816,000 common shares and 7,816,000 warrants, was $461,000 and $164,000, respectively.

On June 16, 2010, the Company entered into an agreement with GEM Global Yield Fund Limited (“GEM”) for a $6,000,000 equity line of credit.  The Company will control the timing and maximum amount of any draw downs under this facility, and has the right, not the obligation, to draw down on available funds by requiring GEM to subscribe for the Company’s common shares at a 10 percent discount to the average closing price of the Company’s common shares over a 15 day trading period following the draw down notice date, provided that the Company’s share price during the notice period is greater than the floor price of $0.17 per share as defined in the agreement.  GEM will hold freely trading shares of the Company through a share lending facility provided by a current shareholder.  As part of the equity credit line transaction, the Company has agreed to issue 6,000,000 warrants to GEM. The warrants are exercisable for a period of three years from the closing notice date at an exercise price of $0.27 per share.  The warrants are not issuable until the first draw down of funds has occurred.

In connection with the equity line of credit, Northcore incurred direct transaction costs totaling $129,000, which consisted primarily of management fees owing to a party related to GEM and legal fees.  Any other transaction costs, which do not directly relate to the issuance of shares, are expensed in general and administrative expenses as incurred.

On August 9, 2010, the Company closed an equity transaction with GEM, securing gross proceeds of $383,000 and net cash proceeds of $300,000 after deducting legal fees and one half of the commitment fee of $90,000.  In connection with the transaction, the Company issued 2,191,000 common shares and 6,000,000 share-purchase warrants with an exercise price of $0.27 and an expiry date of August 9, 2013.

The Company determined the fair value of the warrants at the issued date using the Cox-Rubinstein binomial valuation model.  As a result of the transaction, the Company recorded $562,000 to Warrants, with an offsetting reduction to Share Capital.  In addition, the deferred transaction costs in the amount of $129,000 were recorded as a corporate transaction cost and a reduction to Share Capital.

11.	WARRANTS

a)	The following table summarizes the transactions within warrants.

	2011		2010
	(i) Number	(ii) Amount	(iii) Number	(iv) Amount
	(in thousands of warrants and dollars)
Opening balance	15,818	$ 834	10,249	$ 490
Warrants issued pursuant to:
Conversion of subordinated notes (Note 8 (b) and (c))	9,600	207	1,450	41
Equity private placements (Note 10 (d))	10,478	149	13,816	726
Exercise of compensation options (Note 10 (d))	2,250	47	-	-
Debt settlement (Note 11 (b))	2,900	200	-	-
Warrants exercised (Note 11 (c))	(26,260)	(477)	(1,083)	(32)
Warrants expired (Note 11 (d))	(3,121)	(124)	(8,614)	(391)
Closing balance	11,665	$ 836	15,818	$ 834

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS Years ended December 31, 2011 and 2010 (in Canadian dollars)

b)	Warrants Issued For Debt Settlement

During the year ended December 31, 2011, the Company issued 2,900,000 warrants for full settlement of recruiting fees to a third party in the amount of $200,000.  The warrants have an exercise price of $0.315 and an expiry date of June 29, 2013.  This transaction was measured at the fair value of the services received by the Company.

c)	Warrants Exercised

During the year ended December 31, 2011, Series L and N note holders, along with warrant holders from equity private placements in 2010 and 2011, exercised 26,260,000 common share-purchase warrants (book value of $477,000) for total proceeds of $3,377,000.

During the year ended December 31, 2010, Series I and L note holders exercised 1,083,000 common share-purchase warrants (book value of $32,000) for total proceeds of $170,000.

d)	Warrants Expired
During the year ended December 31, 2011, 3,121,000 warrants (book value of $124,000) in connection with a private placements in 2009, 2010 and 2011 expired unexercised and were accordingly cancelled.

During the year ended December 31, 2010, 8,614,000 Series I warrants (book value of $391,000) expired unexercised and were accordingly cancelled.

e)	Fair Value of Warrants Issued
The Company determined the weighted average fair value of warrants issued using the Cox-Rubinstein binomial valuation model with the following assumptions on a weighted average basis:

	2011	2010
Share price	$ 0.16	$ 0.19
Dividend yield	-	-
Risk free interest rate	1.85%	1.68%
Volatility	103.57%	98.89%
Expected term, in years	2.00	2.43

Volatility was calculated based on historical volatility of the Company’s share price consistent with the term of the warrants issued.

12.	STOCK OPTIONS

a)	The following table summarizes the transactions within stock options.

	2011		2010
	(v) Number	(vi) Amount	(vii) Number	(viii) Amount
	(in thousands of warrants and dollars)
Opening balance	10,946	$ 1,949	5,036	$ 1,435
Granted	10,150	-	7,515	-
Exercised (Note 12 (c))	(1,334)	(132)	(45)	(3)
Cancelled	(472)	-	(1,560)	-
Stock-base compensation expense	-	1,873	-	517
Closing balance	19,290	$ 3,690	10,946	$ 1,949

b)	Employee Stock Options
The Company has a stock option plan which provides for the issuance of stock options to employees, which may expire as much as 10 years from the date of grant, at prices not less than the fair market value of the common shares on the date of grant. A total of 26,550,000 options have been authorized by the Company’s shareholders for issuance under the stock option plan.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS Years ended December 31, 2011 and 2010 (in Canadian dollars)

The Management Resources and Compensation Committee of the Board of Directors reserves the right to determine the vesting periods to stock options granted.  The options expire between 2012 and 2016.

A summary of the status of the Company’s outstanding options at December 31, 2011 is as follows:

Exercise Prices	Number of Options Outstanding (in thousands)	Remaining Contractual Life (in years)	Number of Options Exercisable (in thousands)
$ 0.10	3,434	3.7	2,867
$ 0.12	1,406	1.1	1,406
$ 0.19	3,440	4.3	2,220
$ 0.20	4,660	3.2	4,660
$ 0.32	6,350	4.4	3,528
	19,290		14,681

The aggregate exercise price for employee options outstanding at December 31, 2011 was approximately $4,079,000 (December 31, 2010 - $1,623,000, January 1, 2010 - $760,000).

During the year ended December 31, 2011, the Company granted 10,150,000 stock options to employees, officers and directors of the Company.  The options have a weighted average exercise price of $0.27 and an expiry date of five years from the date of the grant.  The weighted average grant date fair value of $0.20 per option was valued using the Cox-Rubinstein binomial valuation model based on the below assumptions.

During the year ended December 31, 2010, the Company granted 7,515,000 stock options to employees, officers and directors of the Company.  The options have a weighted average exercise price of $0.15 and an expiry date of five years from the date of the grant.  The weighted average grant date fair value of $0.09 per option was valued using the Cox-Rubinstein binomial valuation model based on the below assumptions.

The Company determined the weighted average fair value of employee stock option grants using the Cox-Rubinstein binomial valuation model with the following assumptions on a weighted average basis:

	2011	2010
Share price	$ 0.27	$ 0.15
Dividend yield	-	-
Risk free interest rate	2.47%	2.63%
Volatility	100.32%	89.10%
Expected term, in years	5	5

Volatility was calculated based on historical volatility of the Company’s share price consistent with the term of the options granted.

The Company records compensation expense for stock options granted to employees and directors based on the fair value method of accounting.  For the year ended December 31, 2011, the employee stock-based compensation expense was $1,873,000 (2010 - $517,000).

c)
During the year ended December 31, 2011, total proceeds of $197,000 were realized from the exercise of 1,334,000 stock options (book value of $132,000) at an average exercise price of $0.15.  The average trading price at the time of exercise of these options was $0.27.

During the year ended December 31, 2010, total proceeds of $4,000 were realized from the exercise of 45,000 stock options (book value of $3,000) at an average exercise price of $0.10.  The average trading price at the time of exercise of these options was $0.22.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS Years ended December 31, 2011 and 2010 (in Canadian dollars)

13. REVENUES

Revenues are comprised of the following:

	2011	2010
	(in thousands)
Services	$ 543	$ 317
Hosting fees	242	255
Royalty fees	-	10
	$ 785	$ 582

14.	FINANCIAL INSTRUMENTS AND FINANCIAL RISK FACTORS

a)	Financial Instruments

The Company has classified its financial instruments as follows:

	December 31, 2011	December 31, 2010	January 31, 2010
	(in thousands)
Financial Assets:
Fair value through profit and loss
Cash	$ 1,760	$ 51	$ 210
Loans and receivables, recorded at amortized cost
Accounts receivable	$ 187	$ 151	$ 214
Financial Liabilities:
Financial liabilities measured at amortized cost
Accounts payable and accrued liabilities	$ 412	$ 619	$ 492
Notes payable	-	530	156
Secured subordinated notes	-	705	658

The Company had neither available-for-sale, nor held-to-maturity financial instruments as at December 31, 2011, December 31, 2010 or January 1, 2010.

b)	Financial Risk Factors

Foreign Exchange Risk
The Company’s revenue from software licensing and related services and e-commerce enabling agreements is transacted in Canadian and U.S dollar currencies.  As a portion of the Company’s revenues are realized in U.S. dollar and expenses are transacted in Canadian dollar, the appreciation of the U.S. dollar against the Canadian dollar may have a favorable impact on our results.  The Company does not use derivative instruments to manage exposure to foreign exchange fluctuations.  During the year ended December 31, 2011, the Company incurred foreign exchange losses in the amount of $3,000 (2010 - $24,000), which is recorded in general and administrative expenses.

Interest Rate Risk
The Company has limited exposure to fluctuations in interest rates due to the Company’s debt instruments bearing fixed interest rates.  The Company does not use derivative instruments to reduce its exposure to interest rate risk.

Credit Risk
Credit risk arises from the potential that a customer will fail to meet its contractual obligations under a software licensing and related services agreement or an e-commerce enabling agreement.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS Years ended December 31, 2011 and 2010 (in Canadian dollars)

The Company invests its cash in investments that are of high credit quality.  Given these high credit ratings, the Company does not expect any investees to fail to meet their obligations.

In 2011, two customers accounted for 50 percent and 31 percent, respectively (2010 – one customer accounted for 75 percent) of total revenues.  At December 31, 2011, three customers accounted for 42 percent, 18 percent and 12 percent, respectively (2010 – two customers accounted for 33 percent and 31 percent, respectively) of total accounts receivable.

The following table summarizes the aging of accounts receivable as at:

	December 31, 2011	December 31, 2010	January 31, 2010
	(in thousands)
Current	$ 144	$ 93	$ 63
Past due (61-120 days)	36	46	91
Past due (> 120 days)	7	12	60
	$ 187	$ 151	$ 214

The allowance for doubtful accounts recorded as at December 31, 2011 was $nil (December 31, 2010 - $nil, January 1, 2010 - $nil), as amounts past due at December 31, 2011 were subsequently collected.

Fair Value
Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instruments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

The Company’s financial instruments carried at fair value on the balance sheet, which consists of cash, are valued using quoted market prices (Level 1).  There were no financial instruments categorized in Level 2 (valuation techniques using observable market inputs) or Level 3 (valuation technique using non-observable market inputs) as at December 31, 2011 and 2010.

The fair value of monetary assets and liabilities approximates amounts at which they would be exchanged between knowledgeable and unrelated persons.

Liquidity Risk
Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they come due.  The Company’s approach to managing liquidity is to ensure that it will have sufficient liquidity to meet its liabilities when due, see Going Concern (See Note 2).  The Company manages its liquidity risk by continuously monitoring forecast and actual cash flows.

15.	CAPITAL DISCLOSURES

The Company’s objective when managing capital is to safeguard its accumulated capital in order to provide adequate return to shareholders by maintaining sufficient levels of funds, in order to support and further expand upon the Company’s current base of products and services.

The capital structure of the Company consists of debt, net of cash and equity comprised of issued capital, contributed surplus and deficit.  The Company manages its capital structure and makes adjustments to it, based on the level of funds required to manage its operations.  In order to achieve these objectives, the Company invests its excess capital in highly liquid financial instruments.

There was no change in the capital management in the year.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS Years ended December 31, 2011 and 2010 (in Canadian dollars)

16.	COMMITMENTS AND CONTINGENCIES

a)	Minimum payments under operating leases are as follows:
Year	Amount (in thousands)
2012	$ 156
2013	$ 156
2014	$ 130

b)
During the year ended December 31, 2009, the Company entered into a technology licensing agreement with a Fortune 500 company that provides Northcore with access to a portfolio of intellectual property patents over a six year period for a minimum fee of US $260,000 over the term of the agreement.  Minimum payments over the remaining term are as follows: 2012 - $50,000, 2013 - $50,000, 2014 - $50,000.

c)
In connection with the acquisition of all the Intellectual Property of Discount This Holdings limited, the Company agreed to pay a 10 percent commission on all proceeds realized, if the Intellectual Property is sold or licensed to a third party within the two year period following the close date of December 28, 2011.

17.	SUPPLEMENTAL INFORMATION

a)	Cash Flow
The following table sets forth the changes in non-cash operating working capital items resulting from the inflow (outflow) of cash in the year.

	2011	2010
	(in thousands)
Accounts receivable	$ (36)	$ 63
Deposits and prepaid expenses	(4)	(1)
Accounts payable	(161)	69
Accrued liabilities	182	69
	$ (19)	$ 200

The following table summarizes the non-cash financing activities of the Company.

	2011	2010
	(in thousands)
Issuance of common shares in settlement of interest payments (Note 10 (c))	$ 1	$ 48
Reduction in debt from conversion of secured subordinated notes (Note 8 (f))	(829)	(68)
Reduction in conversion feature from conversion of secured subordinated notes (Note 8 (f))	(458)	(89)
Issuance of common shares for acquisition of intangible assets (Note 6)	630	-
Issuance of warrants for settlement of trade payables (Note 12 (b))	200	-

b)	Employee Benefits
For the year ended December 31, 2011, employee benefits expense amounted to $1,447,000 (2010 - $1,356,000).

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS Years ended December 31, 2011 and 2010 (in Canadian dollars)

18.	RELATED PARTY TRANSACTIONS

During the year ended December 31, 2011, interest payments relating to the secured subordinated notes totaling $1,000 (2010 - $1,000) were made to related parties.

On July 9, 2010, Chris Bulger, Chairman of the Audit Committee, exercised 133,000 Series I warrants at an exercise price of $0.20 per warrant, for total proceeds of $27,000.

Key management personnel compensation, comprised of the Company’s executive officers, is as follows:
	2011	2010
	(in thousands)
Salaries and other benefits	$ 430	$ 355
Stock-based compensation	741	144
	$ 1,171	$ 499

19.	SUBSEQUENT EVENT

Subsequent to the year ended December 31, 2011, the Company entered into an agreement to acquire a software development firm..  The purchase price of $1,000,000 will be satisfied by $300,000 cash payment and $700,000 through the issuance of 7,777,777 common shares at $0.09.  The cash payment will be satisfied by $100,000 cash payment at closing with the remaining $200,000 to be paid over the next two years, subject to achieving specific performance criteria.  The financial effect of this transaction cannot be determined at this time.

20.	TRANSITION TO IFRS

As discussed in Note 3, these accompanying consolidated financial statements represent the first annual financial statements of the Company and its subsidiaries prepared in accordance with International Financial Reporting Standards (IFRS).  The Company adopted IFRS in accordance with IFRS 1, First-time Adoption of International Reporting Standards.  The first date at which IFRS was applied was January 1, 2010.  Previously, the Company prepared its interim and annual consolidated financial statements in accordance with previous GAAP.

IFRS 1 requires the presentation of comparative information as at the January 1, 2010 transition date and subsequent comparative periods as well as the consistent and retrospective application of IFRS accounting policies.  To assist with the transition, the provisions of IFRS 1 allow for certain mandatory exceptions and optional exemptions for first-time adopters to alleviate the retrospective application of all IFRSs.  The Company has applied the following exemptions in its consolidated financial statements at the transition date:

•	Share-Based Payments
On adoption of IFRS, an entity is not required under IFRS 2, Share-Based Payment to recognize share based payments settled before the entity’s IFRS transition date. IFRS 1 encourages, but does not require, application of its provisions to equity instruments granted on or before November 7, 2002. The Company recognized under IFRS 2 all share-based awards that were recognized under previous GAAP.

•	Financial Instruments
Under previous GAAP, the Company allocates the proceeds received from the issuance of compound financial instruments based on the relative fair values of each of the components.  IAS 32, Financial Instruments - Presentation, requires that the equity component of a compound financial instrument be assigned the residual amount after deducting from the fair value of the compound financial instrument as a whole the amount separately determined for the liability component.  However, under IFRS 1, if the liability component of the instrument has either been settled or converted prior to the date of transition, the Company elected not to split the amount recognized into the debt and equity components.

•	Business Combinations

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS Years ended December 31, 2011 and 2010 (in Canadian dollars)

The Company has applied the business combinations exemption in IFRS 1. The Company has not restated business combinations that took place prior to the January 1, 2010 transition date.

•	Estimates
IFRS 1 prohibits use of hindsight to create or revise previous estimates. The estimates the Company previously made under previous GAAP have not been revised for application of IFRS.

The following reconciliations present the adjustments made to the Company’s previous GAAP financial results of operations and financial position to comply with IFRS 1.  Reconciliations include the Company’s Consolidated Statements of Financial Position as at January 1, 2010 and December 31, 2010, the Consolidated Statements of Operations and Comprehensive Loss and the Consolidated Statements of Cash Flows for the twelve months ended December 31, 2010.

IFRS OPENING CONSOLIDATED STATEMENT OF FINANCIAL POSITION As at January 1, 2010 (in thousands of Canadian dollars)

		IFRS ADJUSTMENTS
Previous GAAP		Stock-based Compensation	Investment in GEAM, LLC	Secured Subordinated Notes	IFRS
		(Note 20 (a))	(Note 20 (b))	(Note 20 (c))
ASSETS
Cash	$ 226	$ -	$ (16)	$ -	$ 210
Accounts receivable	253	-	(39)	-	214
Deposits and prepaid expenses	35	-	-	-	35
	514	-	(55)	-	459
INVESTMENT IN GEAM, LLC	-	-	31	-	31
INVESTMENT IN SOUTHCORE	544	-	-	-	544
CAPITAL ASSETS	47	-	-	-	47
	$ 1,105	$ -	$ (24)	$ -	$ 1,081

LIABILITIES
Accounts payable	$ 331	$ -	$ -	$ -	$ 331
Accrued liabilities	161	-	-	-	161
Deferred revenue	27	-	(24)	-	3
Notes payable	156	-	-	-	156
	675	-	(24)	-	651
SECURED SUBORDINATED NOTES	446	-	-	212	658
	1,121	-	(24)	212	1,309
SHAREHOLDERS’ DEFICIENCY
Share capital	110,238	-	-	2	110,240
Contributed surplus	3,071	-	-	-	3,071
Warrants	492	-	-	(2)	490
Stock options	1,425	10	-	-	1,435
Conversion feature on secured subordinated notes	779	-	-	(232)	547
Deficit	(116,021)	(10)	-	20	(116,011)
	(16)	-	-	(212)	(228)
	$ 1,105	$ -	$ (24)	$ -	$ 1,081

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS Years ended December 31, 2011 and 2010 (in Canadian dollars)

CONSOLIDATED STATEMENT OF FINANCIAL POSITION As at December 31, 2010 (in thousands of Canadian dollars)

		IFRS ADJUSTMENTS
Previous GAAP		Stock-based Compensation	Investment in GEAM, LLC	Secured Subordinated Notes	IFRS
		(Note 20 (a))	(Note 20 (b))	(Note 20 (c))
ASSETS
Cash	$ 90	$ -	$ (39)	$ -	$ 51
Accounts receivable	157	-	(6)	-	151
Deposits and prepaid expenses	36	-	-	-	36
	283	-	(45)	-	238
INVESTMENT IN GEAM, LLC	-	-	15	-	15
CAPITAL ASSETS	31	-	-	-	31
	$ 314	$ -	$ (30)	$ -	$ 284

LIABILITIES
Accounts payable	$ 404	$ -	$ (4)	$ -	$ 400
Accrued liabilities	219	-	-	-	219
Deferred revenue	29	-	(26)	-	3
Notes payable	530	-	-	-	530
Current portion of secured subordinated notes	412	-	-	89	501
	1,594	-	(30)	89	1,653
SECURED SUBORDINATED NOTES	149	-	-	55	204
	1,743	-	(30)	144	1,857
SHAREHOLDERS’ DEFICIENCY
Share capital	110,762	-	-	5	110,767
Contributed surplus	3,462	-	-	-	3,462
Warrants	839	-	-	(5)	834
Stock options	1,780	169	-	-	1,949
Conversion feature on secured subordinated notes	667	-	-	(209)	458
Deficit	(118,939)	(169)	-	65	(119,043)
	(1,429)	-		(144)	(1,573)
	$ 314	$ -	$ (30)	$ -	$ 284

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS Years ended December 31, 2011 and 2010 (in Canadian dollars)

CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS Twelve Months Ended December 31, 2010 (in thousands of Canadian dollars, except per share amounts)

		IFRS ADJUSTMENTS
Previous GAAP		Stock-based Compensation	Investment in GEAM, LLC	Secured Subordinated Notes	IFRS
		(Note 20 (a))	(Note 20 (b))	(Note 20 (c))

Revenues	$ 636	$ -	$ (54)	$ -	$ 582
Other income:
Income from GEAM, LLC	-	-	43	-	(43)
Operating expenses:
General and administrative	1,451	-	(11)	-	1,440
Customer service and technology	734	-	-	-	734
Sales and marketing	188	-	-	-	188
Stock-based compensation	358	159	-	-	517
Depreciation	22	-	-	-	22
Total operating expenses	2,753	159	(11)	-	2,901
Loss from operations before the under-noted	(2,117)	(159)	-	-	(2,319)

Finance costs:
Cash interest expense	154	-	-	-	154
Accretion of secured subordinated notes	160	-	-	(45)	115
Total finance costs	314	-	-	(45)	269
Other expenses:
Gain on settlement of debt	(57)	-	-	-	(57)
Provision for impaired investment	544	-	-	-	544
Total other expenses	487	-	-	-	487
LOSS AND COMPREHENSIVE LOSS FOR THE YEAR	$ (2,918)	$ (159)	$ -	$ 45	$ 3,032
LOSS PER SHARE, BASIC AND DILUTED	$ (0.018)				$ (0.019)
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING, BASIC AND DILUTED (000’s)	162,899				162,899

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS Years ended December 31, 2011 and 2010 (in Canadian dollars)

CONSOLIDATED STATEMENT OF CASH FLOWS Twelve Months Ended December 31, 2010 (in thousands of Canadian dollars)

		IFRS ADJUSTMENTS
	Previous GAAP	Stock-based Compensation	Investment in GEAM, LLC	Secured Subordinated Notes	IFRS
NET INFLOW (OUTFLOW) OF CASH RELATED TO THE FOLLOWING ACTIVITIES		(Note 20 (a))	(Note 20 (b))	(Note 20 (c))

OPERATING
Loss for the year	$ (2,918)	$ (159)	$ -	$ 45	$ (3,032)
Items not affecting cash:
Income from GEAM, LLC	-	-	(43)	-	(43)
Stock-based compensation	358	159	-	-	517
Depreciation	22	-	-	-	22
Cash interest expense	154	-	-	-	154
Accretion of secured subordinated notes	160	-	-	(45)	115
Gain on settlement of debt	(57)	-	-	-	(57)
Provision for impaired investment	544	-	-	-	544
	(1,737)	-	(43)	-	(1,780)
Changes in non-cash operating working capital	240	-	(40)	-	200
	(1,497)	-	(83)	-	(1,580)

INVESTING
Cash distributions from investment in GEAM, LLC	-	-	60	-	60
Capital assets	(6)	-	-	-	(6)
	(6)	-	60	-	54

FINANCING
Repayment of notes payable	(465)	-	-	-	(465)
Proceeds from issuance of notes payable	859	-	-	-	859
Warrants exercised	170	-	-	-	170
Options exercised	4	-	-	-	4
Issuance of common shares and warrants	1,008	-	-	-	1,008
Share issuance costs	(129)	-	-	-	(129)
Interest paid	(80)	-	-	-	(80)
	1,367	-	-	-	1,367
NET CASH OUTFLOW DURING THE YEAR	(136)	-	(23)	-	(159)
CASH, BEGINNING OF YEAR	226	-	(16)	-	210
CASH, END OF YEAR	$ 90	$ -	$ (39)	$ -	$ 51

a)	Stock-Based Compensation
The Company issues stock-based awards in the form of stock options that vest over each specified time period. The options expire five years from the date of the grant.  Under previous GAAP, the Company recognizes the fair value of the award, determined at the time of the grant, on a straight-line basis over the respective vesting period.  Under IFRS 2 the fair value of each tranche of the award is considered to be a separate grant based on the vesting period with the fair value of each tranche determined separately and recognized as compensation expense over the term of its respective vesting period.  Accordingly, this will result in each grant being recognized in income at a faster rate than under previous GAAP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS Years ended December 31, 2011 and 2010 (in Canadian dollars)

As a result of adopting IFRS 2, January 1, 2010 opening deficit and stock options accounts have been increased by $10,000 to reflect additional vesting of stock options.  For the year ended December 31, 2010, stock options and stock-based compensation have been increased by $159,000, to reflect additional vesting of stock options.

b)	Investment in GEAM, LLC
Prior to January 1, 2010, the consolidated financial statements of the Company reflect the Company’s pro rata share of the joint venture’s assets, liabilities, and results of operations in accordance with the proportionate consolidation method of accounting.

On May 12, 2011, the IASB issued the new standard, IFRS 11, Joint Arrangements.  The effective date for this standard is January 1, 2013, with early adoption permitted.  This standard requires investments in joint ventures to be accounted using the equity method in accordance with IAS 28, Investments in Associates and Joint Ventures.

The Company has elected to early adopt IFRS 11, and as a result, assets, liabilities, income and expense accounts have been restated to reflect the investment using the equity method of accounting since its inception.  This resulted in recording a balance in Investment in GEAM, LLC on January 1, 2010 and December 31, 2010 of $31,000 and $15,000, respectively.

c)	Secured Subordinated Notes
Under previous GAAP, the Company allocates the proceeds received from the issuance of compound financial instruments based on the relative fair values of each of the components. IAS 32, Financial Instruments - Presentation, requires that the equity component of a compound financial instrument be assigned the residual amount after deducting from the fair value of the compound financial instrument as a whole the amount separately determined for the liability component.

As a result of adopting IAS 32, January 1, 2010 opening balances have been adjusted as follows; Deficit decreased by $20,000, Secured Subordinated Notes increased by $212,000, Share Capital increased by $2,000, Warrants decreased by $2,000, and Conversion Feature decreased by $232,000.  For the year ended December 31, 2010, ending balances have been adjusted as follows; Deficit decreased by $20,000, Interest expense decreased by $45,000, Secured Subordinated Notes increased by $144,000, Share Capital increased by $5,000, Warrants decreased by $5,000, and Conversion Feature decreased by $209,000.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS Years ended December 31, 2011 and 2010 (in Canadian dollars)

DIRECTORS

Anthony DeCristofaro
Chairman of the Board

T. Christopher Bulger
Chairman of the Audit Committee

Ryan Deslippe
Board Member

Marvin Igelman
Board Member

Amit Monga
Chief Executive Officer and Board Member

Jim Moskos
Chief Operating Officer and Board Member

CORPORATE OFFICE

Northcore Technologies Inc.
302 The East Mall, Suite 300
Toronto, Ontario M9B 6C7
1 888 287 7467

AUDITORS

Collins Barrow Toronto LLP
11 King Street, West, Suite 700
Toronto, Ontario, M5H 4C7

ADDITIONAL SHAREHOLDER INFORMATION

Website:
www.northcore.com

Email:
investor-relations@northcore.com

SHARES OUTSTANDING

As at December 31, 2011:
226,597,702 common shares

REGISTRAR & TRANSFER AGENT

Equity Financial Trust Company
200 University Avenue, Suite 400
Toronto, ON M5H 4H1

STOCK EXCHANGE LISTINGS

Toronto Stock Exchange (TSX)
    Symbol: NTI

OTC Bulletin Board (OTCBB)
 Symbol: NTLNF

© 2012 Northcore Technologies Inc.

Northcore Technologies Inc.